EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
•	Registration Statement (Form S-8 No. 333-87863) pertaining to the Brightpoint, Inc. 1994 Stock Option Plan, as amended, the 1996 Brightpoint, Inc. Stock Option Plan, as amended, the Brightpoint, Inc. Non-employee Director Stock Option Plan and the Brightpoint, Inc. Employee Stock Purchase Plan,

•	Registration Statement (Form S-8 No. 333-108496) pertaining to the Brightpoint, Inc. Amended and Restated Independent Director Stock Compensation Plan,

•	Registration Statement (Form S-8 No. 333-118769) pertaining to the Brightpoint, Inc. 2004 Long-Term Incentive Plan, and

•	Registration Statement (Form S-3 No. 333-147512) pertaining to the registration of shares in connection with an employment agreement entered into between Brightpoint, Inc. and an employee of Brightpoint, Inc.
of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedule listed in Item 15(a) (2) of Brightpoint, Inc. and internal control over financial reporting of Brightpoint, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Indianapolis, Indiana
February 22, 2008